POWER OF ATTORNEY – JPMorgan Trust I Reorganizations

We, the undersigned Trustees and officers of JPMorgan Trust I (the “Trust”), hereby severally constitute and appoint each of Frank J. Nasta, Robert L. Young, Jessica K. Ditullio, Elizabeth A. Davin, John T. Fitzgerald, Pamela L. Woodley, Stephen M. Ungerman, Laura S. Melman, Joseph Bertini and Thomas J. Smith, and each of them singly, with full powers of substitution and resubstitution, our true and lawful attorney, with full power to each of Frank J. Nasta, Robert L. Young, Jessica K. Ditullio, Elizabeth A. Davin, John T. Fitzgerald, Pamela L. Woodley, Stephen M. Ungerman, Laura S. Melman, Joseph Bertini and Thomas J. Smith to sign for us, and in our name and in the capacities indicated below, any and all Registration Statements of the Trust on Form N-14, all Pre-Effective Amendments to any Registration Statements of the Trust, any and all subsequent Post-Effective Amendments to said Registration Statements, and any and all supplements or other instruments or documents in con nection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the securities regulators of the appropriate states and territories, and generally to do all such things in our name and on our behalf in connection therewith as said attorney deems necessary or appropriate to comply with the Securities Act of 1933, the Investment Company Act of 1940, all related requirements of the Securities and Exchange Commission and of the appropriate state and territorial regulators, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney lawfully could do or cause to be done by virtue hereof.  This Power of Attorney may be signed in one or more counterparts, each of which shall be deemed an origi nal, but all of which together shall constitute one and the same document.

Name	Capacity	Date
/s/ George C.W. Gatch George C.W. Gatch	President	February 18, 2009

/s/ Patricia A. Maleski Patricia A. Maleski	Treasurer	February 18, 2009

/s/ Fergus Reid III Fergus Reid, III	Trustee and Chairman	February 18, 2009

/s/ William J. Armstrong William J. Armstrong	Trustee	February 18, 2009

/s/ John F. Finn John F. Finn	Trustee	February 18, 2009

/s/ Matthew Goldstein Dr. Matthew Goldstein	Trustee	February 18, 2009

/s/ Robert J. Higgins Robert J. Higgins	Trustee	February 18, 2009

/s/ Frankie D. Hughes Frankie D. Hughes	Trustee	February 18, 2009

/s/ Peter C. Marshall Peter C. Marshall	Trustee	February 18, 2009

/s/ Marilyn McCoy Marilyn McCoy	Trustee	February 18, 2009

/s/ William G. Morton, Jr. William G. Morton, Jr.	Trustee	February 18, 2009

/s/ Robert A. Oden, Jr. Robert A. Oden, Jr.	Trustee	February 18, 2009

/s/ Frederick W. Ruebeck Frederick W. Ruebeck	Trustee	February 18, 2009

/s/ James J. Schonbachler James J. Schonbachler	Trustee	February 18, 2009

/s/ Leonard M. Spalding, Jr. Leonard M. Spalding, Jr.	Trustee	February 18, 2009